Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner President and CEO 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and CFO 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067

Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	April 23, 2014

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE FIRST QUARTER OF 2014

Highlights

•                  Net Earnings of $25.1 Million or $0.55 Per Diluted Share

•                  Net Interest Margin at 5.95%

•                  Credit Loss Reserve at 1.75% of Loans and Leases (excludes PCI loans)

•                  Credit Loss Reserve at 115% of Nonaccrual Loans and Leases (excludes PCI loans)

•                  Demand Deposits Reach 45% of Total Deposits

•                  Core Deposits at 88% of Total Deposits

•                  CapitalSource Merger Closed April 7, 2014; Deposit System Converted April 12, 2014

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net earnings for the first quarter of 2014 of $25.1 million, or $0.55 per diluted share, compared to net earnings for the fourth quarter of 2013 of $3.1 million, or $0.06 per diluted share.  For the fourth quarter of 2013, net earnings included a $12.2 million, or $0.28 per diluted share, after-tax charge for accelerated restricted stock vesting.

This press release contains certain non-GAAP financial disclosures for adjusted earnings from continuing operations before income taxes, adjusted efficiency ratio, adjusted allowance for credit losses to loans and leases, return on average tangible equity, and tangible common equity ratio.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  As analysts and investors view adjusted earnings from continuing operations before income taxes as an indicator of the Company’s ability to both generate earnings and absorb credit losses, we disclose this amount in addition to pre-tax earnings.  We disclose the adjusted efficiency ratio as it shows the trend in recurring overhead-related noninterest expense relative to recurring net revenues.  As the allowance for credit losses takes into account credit deterioration on acquired loans and leases, which include an estimate of credit losses in their initial fair values, we disclose the adjusted allowance for credit losses to loans and leases in addition to the allowance for credit losses to loans and leases.  The adjusted allowance for credit losses to loans and leases excludes acquired loans and leases and the related allowance.  Given that the use of return on average tangible equity, tangible common equity amounts and ratios, and tangible book value per share is prevalent among banking regulators, investors and analysts, we disclose our return on average tangible equity in addition to return on average equity, our tangible common equity ratio in addition to the equity-to-assets ratio, and tangible book value per share in addition to book value per share.  Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  The operations of First California Financial Group, Inc. (“FCAL”) have been included since its acquisition date of May 31, 2013. The CapitalSource merger closed on April 7, 2014.  Accordingly, CapitalSource operations will be included in second quarter 2014 results from that date.

FIRST QUARTER RESULTS

	Three Months Ended
	March 31,	December 31,
	2014	2013
	(Dollars in thousands, except per share data)
Financial Highlights:
Net earnings from continuing operations	$25,905	$3,447
Net earnings	$25,080	$3,109
Diluted earnings per share from continuing operations	$0.57	$0.07
Diluted earnings per share	$0.55	$0.06
Adjusted earnings from continuing operations before income taxes (1)	$45,284	$38,213
Annualized return on average assets	1.56%	0.19%
Annualized return on average equity	12.40%	1.51%
Annualized return on average tangible equity (2)	17.10%	2.11%
Net interest margin	5.95%	5.41%
Core net interest margin (3)	5.42%	5.31%
Efficiency ratio	56.1%	85.5%
Adjusted efficiency ratio (4)	52.7%	56.7%

At Quarter End:
Allowance for credit losses to loans and leases (excludes PCI loans) (5)	1.75%	1.73%
Allowance for credit losses to nonaccrual loans and leases (excludes PCI loans) (5)	115%	145%
Equity to assets ratios:
PacWest Bancorp Consolidated	12.79%	12.38%
Pacific Western Bank	13.99%	13.97%
Tangible common equity ratios:
PacWest Bancorp Consolidated	9.68%	9.24%
Pacific Western Bank	10.92%	10.88%

(1)  Represents pre-tax earnings from continuing operations excluding net credit costs, securities gains and losses, gain on sale of owned office building, accelerated vesting of restricted stock, and acquisition and integration costs.  See GAAP to Non-GAAP Reconciliation table.

(2)  Calculation reduces average equity by average intangible assets. See GAAP to Non-GAAP Reconciliation table.

(3)  Excludes impact of accelerated accretion of acquisition discounts resulting from PCI loan payoffs.

(4)  Excludes FDIC loss sharing expense, securities gains and losses, gain on sale of owned office building, accelerated vesting of restricted stock, OREO expenses, and acquisition and integration costs.  See GAAP to Non-GAAP Reconciliation table.

(5)  PCI refers to purchased credit impaired loans, which includes acquired loans that are impaired on the purchase date.

The quarter-over-quarter increase in net earnings of $22.0 million was due mostly to: (a) the $12.4 million ($12.2 million after tax) accelerated vesting of restricted stock that occurred during the fourth quarter of 2013 and not repeated in the first quarter of 2014; (b) the $4.7 million ($2.8 million after tax) increase in net interest income; (c) the $5.0 million ($2.9 million after tax) increase in gain on sale of securities; and (d) the $5.4 million ($3.1 million after tax) increase in other income.

Matt Wagner, President and CEO, commented “We had a very successful first quarter, posting net earnings of $25.1 million and a net interest margin of 5.95%.  Although loan and lease growth was moderated in the first quarter to augment liquidity in anticipation of the CapitalSource merger, we were able to maintain our core loan yield at 6.68% due to the structure and mix of new loan originations.  Our credit quality metrics remain at high levels. The slight increase in classified and nonaccrual non-PCI loans and leases results from our conservative evaluations and presents no expected loss content.  The Company’s allowance for credit loss coverage ratio increased 2 basis points to 1.75% at the end of March.”

Mr. Wagner continued, “Crowning the end of the first quarter was final regulatory approval of our merger with CapitalSource in early April and closing on April 7.  The branch office consolidation, core deposit system conversion and general ledger cutover were completed flawlessly over the April 12 weekend.  We have already begun executing on our business plan for the new Company, which focuses on loan growth in all markets and attracting and retaining low-cost core deposits.  We welcome all of our new customers, employees, and directors and look forward to a successful 2014 and beyond.”

Vic Santoro, Executive Vice President and CFO, stated “The hallmark of this Company has been its earning power supported by its net interest margin and expense control.  Our adjusted net earnings reached $28.2 million in the first quarter, exceeding reported net earnings of $25.1 million that included $4.1 million in after-tax gains from asset sales.  Our core net interest margin remains strong, reaching 5.42% for the first quarter from a combination of higher interest income on loans and leases and a low all-in deposit cost of 9 basis points.  Our efficiency ratios, both reported and adjusted, declined quarter-over-quarter, with the adjusted efficiency ratio reaching 52.7%.  This earning power, along with a strong capital base, positions us well to integrate the CapitalSource operation and be successful in 2014.”

BALANCE SHEET CHANGES

Total assets decreased $15.5 million during the first quarter of 2014 to $6.5 billion due mainly to decreases in total loans and leases, securities available-for-sale, the FDIC loss sharing asset, and other assets, offset partially by an increase in cash and cash equivalents.  At March 31, 2014, gross loans and leases totaled $4.2 billion, a decrease of $152.3 million since December 31, 2013.  The gross Non-PCI loan and lease portfolio totaled $3.8 billion, a decrease of $102.0 million during the first quarter reflecting $320.2 million in net pay downs offset by $168.0 million in originations and purchases.  The PCI loan portfolio, which is mostly covered loans, totaled $332.5 million, down $50.3 million during the first quarter due to repayments and resolution activities.  Securities available-for-sale declined $17.3 million, due mainly to the sale of $137.3 million in government sponsored enterprise (“GSE”) pass through securities that resulted in a net gain of $4.8 million.  Cash and cash equivalents increased $194.7 million to $342.1 million at quarter-end in anticipation of the CapitalSource merger, which closed April 7, 2014.

The following tables present our loan portfolio activity for the first quarter of 2014 and the fourth quarter of 2013:

		Originated
	December 31,	and	Net		March 31,
	2013	Purchased (1)	Paydowns		2014
	(In thousands)
Non-PCI loans, excluding Asset Financing Segment	$3,458,342	$139,735	$(219,818	)(2)	$3,378,259
Asset Financing Segment	472,197	28,251	(50,138)		450,310
Total Non-PCI loans and leases	3,930,539	167,986	(269,956)		3,828,569
PCI loans	382,796	—	(50,280)		332,516
Total	$4,313,335	$167,986	$(320,236)		$4,161,085

(1) Includes loan purchases of $17.4 million.

(2) Includes two loan payoffs for $26.6 million and $23.2 million.

		Originated
	September 30,	and	Net		December 31,
	2013	Purchased (1)	Paydowns		2013
	(In thousands)
Non-PCI loans, excluding Asset Financing Segment	$3,483,866	$167,691	$(193,215	)(2)	$3,458,342
Asset Financing Segment	467,689	68,725	(64,217)		472,197
Total Non-PCI loans and leases	3,951,555	236,416	(257,432)		3,930,539
PCI loans	432,757	—	(49,961)		382,796
Total	$4,384,312	$236,416	$(307,393)		$4,313,335

(1) Includes loan purchases of $20.9 million.

(2) Includes two loans of a single lending relationship for $31.8 million that repaid on December 31, 2013.

Total liabilities decreased $40.1 million during the first quarter of 2014 to $5.7 billion due to decreases in FHLB advances, liabilities of discontinued operations, and accrued interest payable and other liabilities, offset partially by an increase in total deposits.  The increase in total deposits of $88.4 million was represented by an increase in core deposits of $103.2 million, offset partially by a decrease of $14.8 million in time deposits.  The increase in core deposits was composed of increases of $73.2 million, $30.2 million, and $7.4 million in noninterest-bearing demand deposits, money market deposits, and savings deposits, respectively, offset by a decrease of $7.5 million in interest checking deposits.  At March 31, 2014, core deposits totaled $4.7 billion, or 88% of total deposits, and noninterest-bearing demand deposits totaled $2.4 billion, or 45% of total deposits.

SECURITIES AVAILABLE-FOR-SALE

The following table presents the components, yields, and durations of our securities available-for-sale as of the date indicated:

	March 31, 2014
	Amortized	Carrying		Duration
Security Type	Cost	Value	Yield (1)	(in years)
	(Dollars in thousands)
Residential mortgage-backed securities:
Government agency and government-sponsored enterprise pass through securities	$560,004	$574,669	2.63%	3.9
Government agency and government-sponsored enterprise collateralized mortgage obligations	272,832	269,637	2.40%	5.2
Covered private label collateralized mortgage obligations	29,649	37,594	6.99%	2.9
Municipal securities (2)	455,437	447,933	2.79%	6.0
Corporate debt securities	84,210	84,211	2.58%	2.6
Government-sponsored enterprise debt securities	36,180	36,054	2.22%	5.9
Other securities	27,393	27,375	0.64%	0.1
Total securities available-for-sale (2)	$1,465,705	$1,477,473	3.06%	4.6

(1) Represents the yield for the month of March 2014.

(2) The tax equivalent yield was 4.18% and 3.47% for municipal securities and total securities available-for-sale, respectively.

The following table shows the geographic composition of the majority of our municipal securities portfolio as of the date indicated:

	March 31, 2014
	Carrying	% of
	Value	Total
	(In thousands)
Municipal Securities by State:
Texas	$84,273	19%
Washington	42,991	10%
New York	32,867	8%
Colorado	25,881	6%
Illinois	24,766	6%
Ohio	22,739	5%
California	19,799	4%
Hawaii	15,469	3%
Florida	15,308	3%
Massachusetts	15,370	3%
Total of 10 largest states	299,463	67%
All other states	148,470	33%
Total municipal securities	$447,933	100%

COVERED ASSETS

We are party to four loss sharing agreements with the FDIC.  Such agreements cover a substantial portion of losses incurred on covered loans, other real estate owned, and certain investment securities.

A summary of covered assets is shown in the following table as of the dates indicated:

	March 31,	December 31,
Covered Assets	2014	2013
	(In thousands)
Loans, net of allowance	$377,435	$426,625
Investment securities	37,594	37,904
Other real estate owned, net	6,177	9,036
Total covered assets	$421,206	$473,565

Percentage of total assets	6.5%	7.2%

NET INTEREST INCOME

Net interest income increased by $4.7 million to $86.0 million for the first quarter of 2014 compared to $81.3 million for the fourth quarter of 2013 due primarily to higher interest income on loans and leases.  Interest income on loans and leases increased $4.1 million due mostly to higher accelerated accretion of acquisition discounts resulting from PCI loan payoffs, offset partially by two fewer days in the current quarter.  Interest income on investment securities increased $401,000 due to purchases of higher yielding securities during the first quarter, offset partially by the sale of $137.3 million in lower yielding GSE securities and reduced discount accretion on our covered private label mortgage-backed securities due to slower prepayments.  Interest expense declined by $253,000 due mainly to a lower average rate and average balance for time deposits, as well as a lower average balance for money market deposits and two fewer days in the current quarter.

NET INTEREST MARGIN

Our net interest margin (“NIM”) for the first quarter of 2014 was 5.95%, compared to 5.41% for the fourth quarter of 2013.  The 54 basis point increase in NIM was driven by a 53 basis point increase in our earning asset yield.  The increase in the earning asset yield was due to the 65 basis point increase in the loan and lease yield.

The NIM and loan and lease yield are impacted by accelerated accretion of acquisition discounts resulting from PCI loan payoffs that cause volatility.  The effects of this item on the NIM and loan yield are shown in the following table for the periods indicated:

	Three Months Ended
	March 31, 2014		December 31, 2013
	NIM	Loan Yield	NIM	Loan Yield
Increase in NIM and loan and lease yield due to accelerated accretion of acquisition discounts resulting from PCI loan payoffs	0.53%	0.74%	0.10%	0.13%
As reported	5.95%	7.42%	5.41%	6.77%
Core	5.42%	6.68%	5.31%	6.64%

The following table presents the loan and lease yields and related average balances for our Non-PCI loans and leases, PCI loans, and total loan and lease portfolio for the periods indicated:

	Three Months Ended
	March 31,	December 31,
	2014	2013
	(Dollars in thousands)
Yields:
Non-PCI loans and leases	6.17%	6.14%
PCI loans	21.83%	13.15%
Total loans and leases	7.42%	6.77%

Average Balances:
Non-PCI loans and leases	$3,891,990	$3,916,650
PCI loans	339,329	384,727
Total loans and leases	$4,231,319	$4,301,377

The yield on loans and leases increased to 7.42% for the first quarter of 2014 from 6.77% for the fourth quarter of 2013 due to higher accelerated accretion of acquisition discounts resulting from PCI loan payoffs.  The accelerated accretion of acquisition discounts resulting from PCI loan payoffs totaled $7.7 million for the first quarter and $1.4 million for the fourth quarter.  When accelerated accretion is excluded, the core yield on loans and leases was 6.68% for the first quarter and 6.64% for the fourth quarter.

The yield on PCI loans increased to 21.83% for the first quarter of 2014 from 13.15% for the fourth quarter of 2013 due mainly to the $6.3 million increase in accelerated accretion of acquisition discounts resulting from PCI loan payoffs.  When accelerated accretion is excluded, the core yield on PCI loans increased to 12.68% for the first quarter from 11.67% for the fourth quarter due to improved performance on the underlying loans.

The cost of average funding sources declined one basis point to 0.17% for the first quarter of 2014 from 0.18% for the fourth quarter of 2013.  This includes all-in deposit cost which declined two basis points to 0.09% for the current quarter compared to the prior quarter.  The cost of total interest-bearing deposits and total interest-bearing liabilities each declined two basis points to 0.17% and 0.30% for the first quarter.  Such declines are due mainly to a lower average rate on time deposits.

NONINTEREST INCOME

Noninterest income increased by $8.6 million to a positive $4.7 million for the first quarter of 2014 from a negative $3.9 million for the fourth quarter of 2013.  The increase was due mostly to the $5.0 million increase in gain on sales of securities during the first quarter and a $5.4 million increase in other income, offset by an increase of $837,000 in FDIC loss sharing expense and a decrease of $577,000 in gain on sales of leases.  During the first quarter we sold $137.3 million in GSE pass through securities that resulted in a gain of $4.8 million.  We sold these securities to take advantage of favorable market conditions for premium coupon seasoned GSE securities, and redeployed the proceeds into single-maturity investments that are expected to perform better under current market conditions.  During the fourth quarter we sold $10.0 million in collateralized loan obligation (“CLO”) securities, which resulted in a net loss of $272,000.  We sold the CLO securities in order to minimize our risk in holding these securities subject to the then proposed regulations referred to as the Volcker rule.  The increase in other income was due to $3.5 million in income recognized on the early repayment of leases and a $1.6 million gain on the sale of an owned office building.  The increase in FDIC loss sharing expense was due to lower covered OREO expense attributable mainly to higher gain on sales of covered OREO and higher losses on the FDIC loss sharing asset.

The following table presents the details of FDIC loss sharing income (expense), net for the periods indicated:

	Three Months Ended
	March 31,	December 31,	Increase
	2014	2013	(Decrease)
	(In thousands)
FDIC Loss Sharing Income (Expense), Net:
Gain (loss) on FDIC loss sharing asset (1)	$(2,206)	$(1,909)	$(297)
FDIC loss sharing asset amortization, net	(7,912)	(8,111)	199
Net reimbursement (to) from FDIC for covered OREOs (2)	(1,224)	(508)	(716)
Other	(88)	(65)	(23)
FDIC loss sharing income (expense), net	$(11,430)	$(10,593)	$(837)

(1) Includes increases related to covered loan loss provisions and decreases for: (a) write-offs for covered loans expected to be resolved at amounts higher than their carrying values, and (b) amounts to be reimbursed to the FDIC for covered loans resolved at amounts higher than their carrying values.

(2) Represents amounts to be reimbursed to the FDIC for gains on covered OREO sales and due from the FDIC for covered OREO write-downs.

NONINTEREST EXPENSE

Noninterest expense decreased by $15.2 million to $50.9 million for the first quarter of 2014 compared to $66.1 million for the fourth quarter of 2013.  The decline was due to the $12.4 million of expense from accelerated vesting of restricted stock incurred in the fourth quarter and not repeated in the first quarter, as well as decreases of $2.1 million and $1.0 million in acquisition and integration costs and covered OREO expense, respectively.  The decrease in covered OREO expense was due mainly to a higher gain on sales of covered OREO of $650,000, lower write-downs of $244,000, and lower maintenance costs of $127,000.  Compensation expense increased $930,000 due mainly to the timing of payroll taxes and lower cost deferral on loan originations, offset partially by lower restricted stock amortization, excluding the accelerated vesting of restricted stock.

Noninterest expense includes: (a) amortization of restricted stock, which is included in compensation, and (b) intangible asset amortization.  Amortization of restricted stock, excluding the accelerated vesting of restricted stock, totaled $1.6 million for the first quarter of 2014 and $2.3 million for the fourth quarter of 2013.  Intangible asset amortization totaled $1.4 million for each of the first quarter and fourth quarter.

In December 2013, the Company accelerated the vesting of certain restricted stock awards that resulted in a pre-tax charge of $12.4 million ($12.2 million after tax). This action was taken by the Company in order to eliminate an additional $21.0 million of compensation and tax expense related to change in control payments that the Company would have otherwise incurred upon consummation of the CapitalSource merger. Such eliminated expenses relate to tax gross-up payments and the value of lost tax deductions, in each case due to the impact of Sections 280G and 4999 of the Internal Revenue Code as they apply to change in control payments that would have become payable to certain PacWest employees in conjunction with the CapitalSource merger. The restricted stock awards that were vested on an accelerated basis in 2013 would have otherwise vested upon consummation of the CapitalSource merger, and the $12.2 million after-tax charge to earnings that we recorded in December 2013 would have been incurred at that time.

INCOME TAXES

Our overall effective income tax rate was 35.8% for the first quarter of 2014 and 74.1% for the fourth quarter of 2013.  The fourth quarter effective tax rate was driven higher than normal by the non-deductibility of most of the $12.4 million accelerated vesting of restricted stock. When this item is excluded, our adjusted effective tax rate was 36.4% for the fourth quarter.

NET CREDIT COSTS

Net credit costs on a pre-tax basis are shown in the following table:

	Three Months Ended
	March 31,	December 31,
	2014	2013
	(In thousands)
Negative provision for credit losses	$(644)	$(1,338)
Non-covered OREO (income) expense, net	(246)	25
Covered OREO (income) expense, net	(1,615)	(594)
Less: FDIC loss sharing expense, net	11,430	10,593
Total net credit costs	$8,925	$8,686

CREDIT QUALITY

Credit quality metrics declined somewhat quarter over quarter due to slightly elevated levels of classified and nonaccrual loans and leases.  Economic trends in our markets will cause periodic movements in nonaccrual and classified loan and lease balances.  However, losses on such nonaccrual and classified loans and leases are not expected to be material.

The following table presents our Non-PCI credit quality metrics as of the dates indicated:

	March 31,	December 31,
	2014	2013
	(Dollars in thousands)
Non-PCI Credit Quality Metrics:
Allowance for credit losses	$66,955	$67,816
Nonaccrual loans and leases	58,121	46,774
Classified loans and leases (1)	150,517	127,311
Performing restructured loans	35,101	41,648
Net charge-offs (recoveries) (for the quarter)	861	(15)
Provision for credit losses (for the quarter)	—	—
Allowance for credit losses to loans and leases	1.75%	1.73%
Allowance for credit losses to nonaccrual loans and leases	115.2%	145.0%
Nonperforming assets to loans and leases and other real estate owned	2.71%	2.48%

(1) Classified loans and leases are those with a credit risk rating of substandard or doubtful.

Non-PCI loans and leases at March 31, 2014, include $1.0 billion in loans and leases acquired in acquisitions.  These acquired loans and leases were initially recorded at their estimated fair values and such initial fair values included an estimate of credit losses.  The allowance calculation for Non-PCI loans and leases includes an amount for credit deterioration on acquired loans and leases since their acquisition dates.  At March 31, 2014, the allowance for credit losses includes $737,000 attributed to these acquired loans and leases. When these acquired loans and leases are excluded from the total of Non-PCI loans and leases and the related allowance of $737,000 is excluded from the allowance for credit losses, the result is an adjusted coverage ratio of our allowance for credit losses for Non-PCI loans and leases of 2.34% at March 31, 2014; the comparable ratio at December 31, 2013 was 2.34%.

Credit Loss Provisions

The Company recorded a negative provision for credit losses of $644,000 for the first quarter of 2014 compared to a negative provision for credit losses of $1.3 million for the fourth quarter of 2013; such provisions relate to PCI loans only.

The provision, or negative provision, for credit losses on PCI loans results from decreases, or increases, in expected cash flows on such loans compared to those previously estimated.  Cash flows on PCI loans are estimated quarterly and are subject to change based on varying conditions with the underlying borrowers and collateral.  The negative provisions for credit losses on PCI loans in the first and fourth quarters were due to increases in both actual cash flows from early pay-offs and expected cash flows on PCI loans generally.

The provision level on Non-PCI loans and leases is generated by our allowance methodology, which reflects the level and trends of net charge-offs, the levels of nonaccrual and classified loans and leases, the migration of loans and leases into various risk classifications, and the level of outstanding loans and leases.  Based on such methodology, there was no provision for credit losses on Non-PCI loans and leases for the first quarter of 2014 and fourth quarter of 2013.

Nonperforming Assets

Nonperforming assets include nonaccrual loans and leases (excluding PCI loans, which are accounted for based on expected cash flows and considered accruing regardless of the payment status of the underlying loans) and OREO and totaled $105.0 million at March 31, 2014 compared to $98.6 million at December 31, 2013.  The ratio of nonperforming assets to Non-PCI loans and leases and OREO increased to 2.71% at March 31, 2014 from 2.48% at December 31, 2013.

The following table presents our Non-PCI nonaccrual loans and leases and accruing loans and leases past due between 30 and 89 days by portfolio segment and class as of the dates indicated:

	Nonaccrual Loans and Leases				Accruing and
	March 31, 2014		December 31, 2013		30 - 89 Days Past Due
		% of		% of	March 31,	December 31,
		Loan		Loan	2014	2013
	Balance	Category	Balance	Category	Balance	Balance
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$6,639	3.9%	$6,723	3.7%	$—	$—
SBA 504	2,519	6.0%	2,602	5.8%	1,092	2,155
Other (1)	29,701	1.4%	18,648	0.8%	1,831	11,270
Total real estate mortgage	38,859	1.7%	27,973	1.2%	2,923	13,425
Real estate construction:
Residential	387	0.6%	389	0.7%	—	—
Commercial	3,353	1.9%	2,830	1.9%	—	—
Total real estate construction	3,740	1.6%	3,219	1.5%	—	—
Commercial:
Collateralized	7,797	1.3%	9,991	1.7%	140	119
Unsecured	411	0.3%	458	0.3%	—	82
Asset-based	558	0.3%	1,070	0.5%	—	—
SBA 7(a)	2,993	10.9%	3,037	10.6%	387	459
Total commercial	11,759	1.2%	14,556	1.5%	527	660
Leases	220	0.1%	632	0.2%	4,075	2,273
Consumer (2)	3,543	5.3%	394	0.7%	307	3,313
Total non-PCI loans and leases	$58,121	1.5%	$46,774	1.2%	$7,832	$19,671

(1) Of the $11.3 million in accruing and 30-89 days past due at December 31, 2013, one loan for $5.9 million moved to nonaccrual status at March 31, 2014.

(2) Of the $3.3 million in accruing and 30-89 days past due at December 31, 2013, one loan for $3.2 million moved to nonaccrual status at March 31, 2014.

The $11.3 million increase in nonaccrual loans and leases (excluding PCI loans) during the first quarter of 2014 was attributable to (a) additions of $18.4 million, (b) charge-offs of $1.5 million, and (c) other reductions, payoffs and returns to accrual status of $5.6 million.

Below is a summary of the ten largest Non-PCI lending relationships on nonaccrual status, excluding SBA-related loans, as of the date indicated:

March 31,
2014
Nonaccrual
Amount	Description
(In thousands)

$6,723	Two loans, each secured by a hotel in San Diego County. The borrower is paying according to the restructured terms of each loan.

5,904	Loan secured by 2nd trust deeds on two single family residences in Los Angeles County. (1)

5,324

Three loans to a contractor, one of which is secured by equipment, one of which is secured by an industrial building in San Diego County, and one of which is unsecured. The borrower is paying according to the restructured terms of each loan.

3,521

Two loans secured by 19 properties located predominantly in San Luis Obispo County. Collateral consists of five undeveloped residential properties, two single family residences, two commercial buildings, and 10 undeveloped commercial properties. The borrower is paying according to the restructured terms of each loan. (1)

3,154	Loan secured by an industrial building in Santa Barbara County. (1)

2,704	Two loans that are both unsecured. The borrower is paying according to the restructured terms of each loan.

2,428	Loan secured by a single retail building located in San Bernardino County. (1)

1,494	Loan secured by industrial zoned land in Ventura County.

1,468	Loan secured by an industrial building in San Diego County. The borrower is paying according to the restructured terms of the loan. (1)

1,320	Loan secured by an office building in Maricopa County, Arizona. Subsequent to quarter-end, the loan was paid off in full.
$34,040	Total

(1) New nonaccrual in first quarter of 2014.

The following table presents the details of OREO as of the dates indicated:

	March 31, 2014		December 31, 2013
	Non-		Non-
	Covered	Covered	Covered	Covered
Property Type	OREO	OREO	OREO	OREO
	(In thousands)
Commercial real estate	$10,050	$3,111	$10,672	$5,081
Construction and land development	30,464	2,218	31,950	3,113
Multi-family	—	835	—	835
Single family residence	179	13	179	7
Total OREO, net	$40,693	$6,177	$42,801	$9,036

The following table presents OREO activity for the period indicated:

	Three Months Ended
	March 31, 2014
	Non-Covered	Covered	Total
	OREO	OREO	OREO
	(In thousands)
Beginning of period	$42,801	$9,036	$51,837
Foreclosures	—	13	13
Provision for losses	—	(94)	(94)
Reductions related to sales	(2,108)	(2,778)	(4,886)
End of period	$40,693	$6,177	$46,870

Net gain on sale	$699	$1,624	$2,323

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest Bancorp and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized as of the date indicated as shown in the following table:

	March 31, 2014
	Well	Pacific	PacWest
	Capitalized	Western	Bancorp
	Requirement	Bank	Consolidated
Tier 1 leverage capital ratio	5.00%	10.88%	11.73%
Tier 1 risk-based capital ratio	6.00%	15.00%	16.16%
Total risk-based capital ratio	10.00%	16.25%	17.42%
Tangible common equity ratio	N/A	10.92%	9.68%

CAPITALSOURCE MERGER

On April 7, 2014, PacWest Bancorp (“PacWest”) completed the merger with CapitalSource Inc. (“CapitalSource”). The combined company is called PacWest Bancorp.  As part of the merger, CapitalSource Bank, (“CSB”), a wholly-owned subsidiary of CapitalSource, merged with and into PacWest’s wholly-owned banking subsidiary, Pacific Western Bank, and the combined subsidiary bank is called Pacific Western Bank.

The merger, which was first announced on July 22, 2013, was concluded following receipt of shareholder approval from both institutions and all required regulatory approvals.  As of March 31, 2014, CapitalSource had $9.1 billion in assets and PacWest had $6.5 billion in assets.  On a pro forma combined basis with CapitalSource and excluding purchase accounting adjustments, PacWest would have had approximately $15.6 billion in assets as of March 31, 2014.

Upon closing, PacWest created the CapitalSource division of Pacific Western Bank.  This division, which will operate under the CapitalSource name, will continue to serve businesses nationwide with a full spectrum of middle-market lending.  Pacific Western Bank, through its combined network of 81 branches throughout California, will continue to serve small and medium-sized businesses with financing solutions, cash management and deposit services.

In the merger with CapitalSource, each share of CapitalSource common stock was converted into the right to receive $2.47 in cash and 0.2837 of a share of PacWest Bancorp common stock. PacWest issued an aggregate of approximately 56.7 million shares of PacWest common stock to CapitalSource stockholders.  Based on the closing price of PacWest’s common stock on April 7, 2014 of $45.83 per share, the aggregate consideration paid to CapitalSource common stockholders and holders of equity awards to acquire CapitalSource common stock was approximately $3.1 billion.

Former holders of CapitalSource common stock and equity awards to acquire CapitalSource common stock as a group received shares of PacWest common stock in the merger constituting approximately 55% of the outstanding shares of PacWest common stock immediately after the merger. As a result, holders of PacWest common stock immediately prior to the merger, as a group, own approximately 45% of the outstanding shares of the PacWest common stock immediately after the merger.

The integration of CapitalSource Bank’s deposit system and the conversion of CapitalSource Bank’s branches to Pacific Western Bank’s operating platform were completed over the weekend of April 12, 2014. CapitalSource had 21 branches, 12 of which were closed in the consolidation with Pacific Western Bank at the close of business on April 11, 2014.  One overlapping Pacific Western branch was closed at the close of business on April 11, 2014 as well.  All remaining branches re-opened on Monday April 14, 2014 as Pacific Western Bank branches.

Summary unaudited financial information for CapitalSource for the first quarter of 2014 follows:

Three Months Ended
March 31, 2014
(Dollars in thousands)
Net interest income	$89,370
Negative provision for loan and lease losses	(1,657)
Noninterest income	4,713
Noninterest expense	49,133
Income taxes	23,104
Net income	$23,503

New loan and lease originations	$557,743

Loan yield	6.07%
Deposit cost	0.90%
Net interest margin	4.59%

CapitalSource’s consolidated net income for the first quarter of 2014 was negatively impacted compared to its prior quarter by several items including a lease abandonment charge of $6.3 million ($3.2 million after-tax), a $9.3 million write-down of equity investments due to the Volcker Rule (no tax benefit due to full tax valuation allowance on capital losses) and a $3.5 million valuation charge on an REO property ($1.7 million after-tax).  Additionally, these items were offset partially by a $2.1 million gain on the sale of equity investments (no tax expense due to full tax valuation allowance on capital losses) and $1.7 million negative provision for loan and lease losses ($836,000 after-tax).  Excluding these items, adjusted net income for the first quarter of 2014 would have been $34.8 million.  At March 31, 2014, total assets were $9.1 billion, gross loans were $7.1 billion, and total deposits were $6.2 billion.  Net loan growth at CapitalSource Bank was $288 million or 4.2% for the first quarter of 2014.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $6.5 billion in assets as of March 31, 2014, with one wholly-owned banking subsidiary.  On a pro forma combined basis with CapitalSource and excluding purchase accounting adjustments, PacWest would have had approximately $15.6 billion in assets as of March 31, 2014. Pacific Western provides commercial banking services, including real estate, construction, and commercial loans, to small and medium-sized businesses through 81 full-service branches, including the nine retained CapitalSource Bank branches, located throughout the state of California. Pacific Western’s divisions (CapitalSource, First Community Financial and Pacific Western Equipment Finance), and subsidiaries (BFI Business Finance and Celtic Capital Corporation), deliver the full spectrum of financing solutions nationwide across all industries and property types.  Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements.

Risks and uncertainties include, but are not limited to: failure to obtain regulatory or other required approvals; an inability to achieve expected cost savings in the amounts or timeframes discussed if at all, or the costs associated with transactions or the time needed to complete transactions being greater than expected;  lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; settlements with the FDIC related to our four loss-sharing arrangements; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the conflicts in the Middle East; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”).

Additional risks and uncertainties relating to the transaction with CapitalSource include, but are not limited to the ability to successfully integrate the two institutions and achieve expected synergies and operating efficiencies on the expected timeframe.  For a discussion of risks and uncertainties relating to PacWest’s and CapitalSource’s businesses, investors and security holders are urged to read PacWest’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2014	2013
	(In thousands, except per share and share data)
ASSETS
Cash and due from banks	$113,508	$96,424
Interest-earning deposits in financial institutions	228,579	50,998
Total cash and cash equivalents	342,087	147,422

Non-covered securities available-for-sale	1,439,879	1,456,841
Covered securities available-for-sale	37,594	37,904
Total securities available-for-sale, at estimated fair value	1,477,473	1,494,745
Federal Home Loan Bank stock, at cost	25,000	27,939
Total investment securities	1,502,473	1,522,684

Non-covered loans and leases	3,762,720	3,864,917
Covered loans	398,365	448,418
Gross loans and leases	4,161,085	4,313,335
Unearned income	(18)	(983)
Allowance for loan and lease losses	(81,180)	(82,034)
Total loans and leases, net	4,079,887	4,230,318

Non-covered other real estate owned, net	40,693	42,801
Covered other real estate owned, net	6,177	9,036
Total other real estate owned, net	46,870	51,837

Premises and equipment, net	29,908	32,435
FDIC loss sharing asset	34,628	45,524
Cash surrender value of life insurance	77,955	77,489
Goodwill	208,743	208,743
Core deposit and customer relationship intangibles, net	15,884	17,248
Other assets	179,418	199,663
Total assets	$6,517,853	$6,533,363

LIABILITIES
Noninterest-bearing demand deposits	$2,391,609	$2,318,446
Interest-bearing deposits	2,977,799	2,962,541
Total deposits	5,369,408	5,280,987
Borrowings	5,748	113,726
Subordinated debentures	132,790	132,645
Discontinued operations	112,432	123,028
Accrued interest payable and other liabilities	63,773	73,884
Total liabilities	5,684,151	5,724,270
STOCKHOLDERS’ EQUITY (1)	833,702	809,093
Total liabilities and stockholders’ equity	$6,517,853	$6,533,363

(1) Includes net unrealized gain (loss) on securities available-for-sale, net	$6,825	$(3,347)

Book value per share	$18.21	$17.66
Tangible book value per share	$13.31	$12.73

Shares outstanding (includes unvested restricted shares of 1,087,436 at March 31, 2014 and 1,216,524 at December 31, 2013)	45,777,580	45,822,834

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
	(In thousands, except per share data)
Interest income:
Loans and leases	$77,463	$73,352	$61,010
Investment securities	10,823	10,422	8,216
Deposits in financial institutions	74	82	43
Total interest income	88,360	83,856	69,269

Interest expense:
Deposits	1,225	1,450	2,649
Borrowings	79	86	144
Subordinated debentures	1,041	1,062	783
Total interest expense	2,345	2,598	3,576

Net interest income	86,015	81,258	65,693

Provision (negative provision) for credit losses	(644)	(1,338)	3,137

Net interest income after provision for credit losses	86,659	82,596	62,556

Noninterest income (expense):
Service charges on deposit accounts	3,002	3,197	2,863
Other commissions and fees	1,932	2,125	1,933
Gain on sale of leases	106	683	225
Gain (loss) on sale of securities	4,752	(272)	409
Increase in cash surrender value of life insurance	466	448	433
FDIC loss sharing expense, net	(11,430)	(10,593)	(3,137)
Other income	5,863	486	114
Total noninterest income (expense)	4,691	(3,926)	2,840

Noninterest expense:
Compensation	28,627	27,697	25,350
Accelerated vesting of restricted stock	—	12,420	—
Occupancy	7,595	7,553	6,598
Data processing	2,540	2,216	2,233
Other professional services	2,286	2,314	2,097
Business development	934	992	736
Communications	737	860	613
Insurance and assessments	1,593	1,572	1,261
Non-covered other real estate owned, net	(246)	25	313
Covered other real estate owned, net	(1,615)	(594)	(813)
Intangible asset amortization	1,364	1,430	1,176
Acquisition and integration	2,200	4,253	692
Other expenses	4,854	5,350	3,927
Total noninterest expense	50,869	66,088	44,183

Earnings from continuing operations before income taxes	40,481	12,582	21,213
Income tax expense	(14,576)	(9,135)	(7,719)
Net earnings from continuing operations	25,905	3,447	13,494

Loss from discontinued operations before income taxes	(1,413)	(578)	—
Income tax benefit	588	240	—
Net loss from discontinued operations	(825)	(338)	—
Net earnings	$25,080	$3,109	$13,494

Basic and diluted earnings per share:
Net earnings from continuing operations	$0.57	$0.07	$0.37
Net earnings	$0.55	$0.06	$0.37

PACWEST BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
	(Dollars in thousands)
Average Assets:
Loans and leases, net of unearned income	$4,231,319	$4,301,377	$3,500,895
Investment securities	1,512,694	1,531,335	1,365,210
Interest-earning deposits in financial institutions	118,682	129,716	69,056
Average interest-earning assets	5,862,695	5,962,428	4,935,161
Other assets	650,681	670,302	440,990
Average total assets	$6,513,376	$6,632,730	$5,376,151

Average liabilities:
Interest checking deposits	$627,493	$627,256	$523,503
Money market deposits	1,451,964	1,512,369	1,207,332
Savings deposits	223,074	220,331	155,687
Time deposits	666,463	694,924	796,644
Average interest-bearing deposits	2,968,994	3,054,880	2,683,166
Borrowings	18,176	9,861	12,561
Subordinated debentures	132,696	132,560	108,250
Average interest-bearing liabilities	3,119,866	3,197,301	2,803,977
Noninterest-bearing demand deposits	2,374,325	2,397,642	1,940,435
Other liabilities	198,937	218,852	42,532
Average total liabilities	5,693,128	5,813,795	4,786,944
Average stockholders’ equity	820,248	818,935	589,207
Average liabilities and stockholders’ equity	$6,513,376	$6,632,730	$5,376,151

Average deposits	$5,343,319	$5,452,522	$4,623,601
Average funding sources (1)	$5,494,191	$5,594,943	$4,744,412

Yield on:
Average loans and leases	7.42%	6.77%	7.07%
Average investment securities	2.90%	2.70%	2.44%
Average investment securities - tax-equivalent yield	3.35%	3.14%	2.79%
Average interest-earning deposits	0.25%	0.25%	0.25%
Average interest-earning assets	6.11%	5.58%	5.69%

Cost of:
Average deposits/all-in deposit cost (2)	0.09%	0.11%	0.23%
Average interest-bearing deposits	0.17%	0.19%	0.40%
Average borrowings	1.76%	3.46%	4.65%
Average subordinated debentures	3.18%	3.18%	2.93%
Average interest-bearing liabilities	0.30%	0.32%	0.52%

Net interest rate spread (3)	5.81%	5.26%	5.17%
Net interest margin (4)	5.95%	5.41%	5.40%

Cost of average funding sources (5)	0.17%	0.18%	0.31%

(1) Average funding sources is the sum of average interest-bearing liabilities plus average noninterest-bearing demand deposits.

(2) Cost of average deposits/all-in deposit cost is calculated as annualized interest expense on deposits divided by average deposits.

(3) Net interest rate spread is calculated as the yield on average interest-earning assets less the cost of average interest-bearing liabilities.

(4) Net interest margin is calculated as annualized net interest income divided by average interest-earning assets.

(5) Cost of average funding sources is calculated as annualized total interest expense divided by average funding sources.

PACWEST BANCORP AND SUBSIDIARIES

LOAN CONCENTRATION BY PORTFOLIO SEGMENT

(Unaudited)

	March 31,	December 31,
	2014	2013
	(In thousands)
Non-Covered Loans and Leases
Real estate mortgage	$2,273,159	$2,378,025
Real estate construction	232,882	201,723
Commercial	942,687	963,152
Leases	249,736	269,769
Consumer	64,256	52,248
Total gross non-covered loans and leases	$3,762,720	$3,864,917

Covered Loans
Real estate mortgage	$368,945	$417,973
Real estate construction	17,037	17,794
Commercial	9,592	9,829
Consumer	2,791	2,822
Total gross covered loans	$398,365	$448,418

Total Loans and Leases
Real estate mortgage	$2,642,104	$2,795,998
Real estate construction	249,919	219,517
Commercial	952,279	972,981
Leases	249,736	269,769
Consumer	67,047	55,070
Total gross loans and leases	$4,161,085	$4,313,335

PACWEST BANCORP AND SUBSIDIARIES

LOAN PORTFOLIO COMPOSITION

(Unaudited)

	March 31, 2014			December 31, 2013
	Non-PCI	PCI	Total	Non-PCI	PCI	Total
	Loans (1)	Loans (2)	Loans	Loans	Loans	Loans
	(In thousands)
Non-Covered Loans and Leases
Real estate mortgage	$2,257,853	$15,306	$2,273,159	$2,359,125	$18,900	$2,378,025
Real estate construction	231,351	1,531	232,882	200,332	1,391	201,723
Commercial	942,687	—	942,687	963,152	—	963,152
Leases	249,736	—	249,736	269,769	—	269,769
Consumer	64,222	34	64,256	52,213	35	52,248
Total gross non-covered loans and leases	$3,745,849	$16,871	$3,762,720	$3,844,591	$20,326	$3,864,917

Covered Loans
Real estate mortgage	$62,719	$306,226	$368,945	$65,739	$352,234	$417,973
Real estate construction	8,722	8,315	17,037	8,758	9,036	17,794
Commercial	8,719	873	9,592	8,855	974	9,829
Consumer	2,560	231	2,791	2,596	226	2,822
Total gross covered loans	$82,720	$315,645	$398,365	$85,948	$362,470	$448,418

Total Loans and Leases
Real estate mortgage	$2,320,572	$321,532	$2,642,104	$2,424,864	$371,134	$2,795,998
Real estate construction	240,073	9,846	249,919	209,090	10,427	219,517
Commercial	951,406	873	952,279	972,007	974	972,981
Leases	249,736	—	249,736	269,769	—	269,769
Consumer	66,782	265	67,047	54,809	261	55,070
Total gross loans and leases	$3,828,569	$332,516	$4,161,085	$3,930,539	$382,796	$4,313,335

Loans and Leases, Net of Allowance
Non-covered loans and leases	$3,745,849	$16,871	$3,762,720	$3,844,591	$20,326	$3,864,917
Allowance for credit losses	(66,955)	(270)	(67,225)	(67,816)	—	(67,816)
Non-covered loans and leases, net	$3,678,894	$16,601	$3,695,495	$3,776,775	$20,326	$3,797,101

Covered loans	$82,720	$315,645	$398,365	$85,948	$362,470	$448,418
Allowance for credit losses	—	(20,930)	(20,930)	—	(21,793)	(21,793)
Covered loans, net	$82,720	$294,715	$377,435	$85,948	$340,677	$426,625

Total loans and leases	$3,828,569	$332,516	$4,161,085	$3,930,539	$382,796	$4,313,335
Allowance for credit losses	(66,955)	(21,200)	(88,155)	(67,816)	(21,793)	(89,609)
Total loans and leases, net	$3,761,614	$311,316	$4,072,930	$3,862,723	$361,003	$4,223,726

Allowance for credit losses to loans and leases	1.75%	6.38%	2.12%	1.73%	5.69%	2.08%

(1) Non-PCI loans include loans originated by Pacific Western Bank and acquired loans that were not impaired on their acquisition date.

(2) PCI loans include loans acquired by Pacific Western Bank in an FDIC-assisted acquisition and loans acquired in the FCAL acquisition that were impaired on the acquisition date.

PACWEST BANCORP AND SUBSIDIARIES

NON-PCI NONCLASSIFIED AND CLASSIFIED LOANS AND LEASES

(Unaudited)

	March 31, 2014
	Nonclassified	Classified	Total
	(In thousands)
Real estate mortgage:
Hospitality	$159,966	$10,907	$170,873
SBA 504	37,143	5,175	42,318
Other	2,043,877	63,504	2,107,381
Total real estate mortgage	2,240,986	79,586	2,320,572
Real estate construction:
Residential	59,795	747	60,542
Commercial	173,294	6,237	179,531
Total real estate construction	233,089	6,984	240,073
Commercial:
Collateralized (1)	535,547	44,437	579,984
Unsecured	141,532	1,977	143,509
Asset-based	196,802	3,772	200,574
SBA 7(a)	21,729	5,610	27,339
Total commercial	895,610	55,796	951,406
Leases (2)	245,936	3,800	249,736
Consumer	62,431	4,351	66,782
Total non-PCI loans and leases	$3,678,052	$150,517	$3,828,569

	December 31, 2013
	Nonclassified	Classified	Total
	(In thousands)
Real estate mortgage:
Hospitality	$168,216	$12,337	$180,553
SBA 504	39,869	5,297	45,166
Other	2,134,866	64,279	2,199,145
Total real estate mortgage	2,342,951	81,913	2,424,864
Real estate construction:
Residential	58,131	750	58,881
Commercial	143,918	6,291	150,209
Total real estate construction	202,049	7,041	209,090
Commercial:
Collateralized	568,348	18,838	587,186
Unsecured	151,896	1,856	153,752
Asset-based	195,569	6,859	202,428
SBA 7(a)	22,880	5,761	28,641
Total commercial	938,693	33,314	972,007
Leases	269,137	632	269,769
Consumer	50,398	4,411	54,809
Total non-PCI loans and leases	$3,803,228	$127,311	$3,930,539

(1) The $25.6 million increase in classified loans during the three months ended March 31, 2014 was due mainly to the downgrading of one loan for $27.9 million.
(2) The $3.2 million increase in classified loans during the three months ended March 31, 2014 was due mainly to the downgrading of two loans totaling $3.7 million.

Note: Nonclassified loans and leases are those with a credit risk rating of either pass or special mention, while classified loans and leases are those with a credit risk rating of either substandard or doubtful.

PACWEST BANCORP AND SUBSIDIARIES

LOAN CONCENTRATION

(Unaudited)

	March 31, 2014
	Non-Covered Loans				Total Loans
	and Leases		Covered Loans		and Leases
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$169,678	4%	$2,334	1%	$172,012	4%
SBA 504	42,318	1%	—	—	42,318	1%
Other	2,061,163	55%	366,611	92%	2,427,774	58%
Total real estate mortgage	2,273,159	60%	368,945	93%	2,642,104	63%
Real estate construction:
Residential	60,542	2%	1,573	—	62,115	1%
Commercial	172,340	4%	15,464	4%	187,804	5%
Total real estate construction	232,882	6%	17,037	4%	249,919	6%

Total real estate loans	2,506,041	66%	385,982	97%	2,892,023	69%

Commercial:
Collateralized	574,058	15%	6,684	1%	580,742	14%
Unsecured	140,716	4%	2,908	1%	143,624	3%
Asset-based	200,574	5%	—	—	200,574	5%
SBA 7(a)	27,339	1%	—	—	27,339	1%
Total commercial	942,687	25%	9,592	2%	952,279	23%
Leases	249,736	7%	—	—	249,736	6%
Consumer	64,256	2%	2,791	1%	67,047	2%
Total gross loans and leases	$3,762,720	100%	$398,365	100%	$4,161,085	100%

	December 31, 2013
	Non-Covered Loans				Total Loans
	and Leases		Covered Loans		and Leases
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$179,340	5%	$2,395	1%	$181,735	4%
SBA 504	45,166	1%	—	—	45,166	1%
Other	2,153,519	56%	415,578	92%	2,569,097	60%
Total real estate mortgage	2,378,025	62%	417,973	93%	2,795,998	65%
Real estate construction:
Residential	58,881	1%	17	—	58,898	1%
Commercial	142,842	4%	17,777	4%	160,619	4%
Total real estate construction	201,723	5%	17,794	4%	219,517	5%

Total real estate loans	2,579,748	67%	435,767	97%	3,015,515	70%

Commercial:
Collateralized	581,097	15%	6,934	1%	588,031	13%
Unsecured	150,985	4%	2,895	1%	153,880	4%
Asset-based	202,428	5%	—	—	202,428	5%
SBA 7(a)	28,642	1%	—	—	28,642	1%
Total commercial	963,152	25%	9,829	2%	972,981	23%
Leases	269,769	7%	—	—	269,769	6%
Consumer	52,248	1%	2,822	1%	55,070	1%
Total gross loans and leases	$3,864,917	100%	$448,418	100%	$4,313,335	100%

PACWEST BANCORP AND SUBSIDIARIES

LOAN CONCENTRATION

REAL ESTATE MORTGAGE LOANS

(Unaudited)

	Non-Covered Loans				Covered Loans
	March 31, 2014		December 31, 2013		March 31, 2014		December 31, 2013
		% of		% of		% of		% of
Loan Category	Amount	Total	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)
Commercial real estate mortgage:
Industrial/warehouse	$334,833	15%	$336,648	14%	$17,407	5%	$17,697	4%
Retail	270,661	12%	281,739	12%	50,314	14%	64,631	16%
Office buildings	385,391	17%	392,921	16%	36,341	10%	42,040	10%
Owner-occupied	207,777	9%	218,786	9%	13,763	4%	14,409	3%
Hotel	169,678	7%	179,340	8%	2,334	—	2,395	1%
Healthcare	180,132	8%	180,957	8%	7,503	2%	8,780	2%
Mixed use	36,080	2%	63,218	3%	2,641	1%	5,748	1%
Gas station	28,855	1%	31,421	1%	3,714	1%	3,803	1%
Self storage	44,032	2%	47,762	2%	19,376	5%	25,998	6%
Restaurant	19,910	1%	20,617	1%	854	—	893	—
Land acquisition/development	4,402	—	4,420	—	—	—	—	—
Unimproved land	11,920	1%	12,043	1%	496	—	474	—
Other	166,366	7%	167,356	7%	6,839	2%	7,424	2%
Total commercial real estate mortgage	1,860,037	82%	1,937,228	82%	161,582	44%	194,292	46%

Residential real estate mortgage:
Multi-family	193,651	9%	211,360	9%	104,756	28%	118,869	29%
Single family owner-occupied	139,326	6%	149,917	6%	61,105	17%	62,591	15%
Single family nonowner-occupied	17,075	1%	16,084	1%	17,379	5%	17,657	4%
HELOCs	52,480	2%	53,206	2%	23,667	6%	24,093	6%
Mixed use	10,590	—	10,230	—	456	—	471	—
Total residential real estate mortgage	413,122	18%	440,797	18%	207,363	56%	223,681	54%

Total gross real estate mortgage loans	$2,273,159	100%	$2,378,025	100%	$368,945	100%	$417,973	100%

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR LOAN AND LEASE LOSSES,

ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING

ASSETS AND CREDIT QUALITY RATIOS

(Unaudited)

	March 31,	December 31,
	2014	2013
	(Dollars in thousands)
Allowance for loan and lease losses:
Non-PCI loans	$59,980	$60,241
PCI loans	21,200	21,793
Total allowance for loan and lease losses	81,180	82,034
Reserve for unfunded loan commitments on non-PCI loans	6,975	7,575
Total allowance for credit losses	$88,155	$89,609

Allowance for credit losses on Non-PCI loans and leases (1)	$66,955	$67,816

Nonaccrual loans and leases (2)	$58,121	$46,774
Other real estate owned	46,870	51,837
Total nonperforming assets	$104,991	$98,611

Performing restructured loans (2)	$35,101	$41,648

Nonaccrual loans and leases (excluding PCI loans):
Non-covered	$52,131	$41,529
Covered	5,990	5,245
Total nonaccrual loans and leases (excludes PCI loans)	$58,121	$46,774

Non-PCI Credit Quality Ratios:
Allowance for credit losses to loans and leases	1.75%	1.73%
Adjusted allowance for credit losses to loans and leases (3)	2.34%	2.34%
Allowance for credit losses to nonaccrual loans and leases	115.2%	145.0%
Nonperforming assets to loans and leases and other real estate owned	2.71%	2.48%
Nonperforming assets to total assets	1.61%	1.51%
Nonaccrual loans and leases to loans and leases	1.52%	1.19%

(1) Calculated as sum of: (a) allowance for loan and lease losses on Non-PCI loans, and (b) reserve for unfunded loan commitments on Non-PCI loans.
(2) Applies only to non-PCI loans and leases.
(3) Excludes allowance related to acquired loans and leases and the related balance of acquired loans and leases.

PACWEST BANCORP AND SUBSIDIARIES
ALLOWANCE FOR LOAN AND LEASE LOSSES ROLLFORWARD
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
	(Dollars in thousands)
Allowance for loan losses on non-PCI loans and leases, beginning of period	$60,241	$60,551	$65,899
Loans and leases charged-off:
Real estate mortgage	(94)	(712)	(322)
Commercial	(1,069)	(1,778)	(708)
Leases	(372)	—	(114)
Consumer	(15)	(87)	(9)
Total loans and leases charged off	(1,550)	(2,577)	(1,153)
Recoveries on loans charged-off:
Real estate mortgage	261	842	177
Real estate construction	24	1,140	323
Commercial	377	593	407
Consumer	27	17	23
Total recoveries on loans charged off	689	2,592	930
Net (charge-offs) recoveries	(861)	15	(223)
Provision (negative provision) for loan and lease losses	600	(325)	(460)
Allowance for loan losses on non-PCI loans and leases, end of period	$59,980	$60,241	$65,216

Annualized net charge-offs to average non-PCI loans and leases	0.09%	—	0.03%

Allowance for loan losses on PCI loans, beginning of period	$21,793	$23,235	$26,069
(Negative provision) provision for credit losses	(644)	(1,338)	3,137
Net (charge-offs) recoveries	51	(104)	97
Allowance for loan losses on PCI loans, end of period	$21,200	$21,793	$29,303

Components of Provision (Negative Provision) for Credit Losses
Non-PCI loans and leases:
Allowance for loan and lease losses	$600	$(325)	$(460)
Reserve for unfunded commitments	(600)	325	460
Allowance for loan losses on PCI loans	(644)	(1,338)	3,137
Total (negative provision) provision for credit losses	$(644)	$(1,338)	$3,137

PACWEST BANCORP AND SUBSIDIARIES

DEPOSITS

(Unaudited)

	March 31, 2014		December 31, 2013
		% of		% of
Deposit Category	Amount	Total	Amount	Total
	(Dollars in thousands)
Noninterest-bearing demand deposits	$2,391,609	45%	$2,318,446	44%
Interest checking deposits	613,144	11%	620,622	12%
Money market deposits	1,489,068	28%	1,458,910	28%
Savings deposits	226,012	4%	218,638	4%
Total core deposits	4,719,833	88%	4,616,616	88%
Time deposits under $100,000	209,512	4%	225,360	4%
Time deposits of $100,000 and over	440,063	8%	439,011	8%
Total time deposits	649,575	12%	664,371	12%
Total deposits	$5,369,408	100%	$5,280,987	100%

PACWEST BANCORP AND SUBSIDIARIES

TIME DEPOSITS

(Unaudited)

	March 31, 2014
	Time	Time
	Deposits	Deposits	Total
	Under	$100,000	Time
Maturity	$100,000	or More	Deposits	Rate
	(Dollars in thousands)
Due in three months or less	$66,507	$135,183	$201,690	0.38%
Due in over three months through six months	43,178	131,913	175,091	0.37%
Due in over six months through twelve months	44,978	74,391	119,369	0.38%
Due in over 12 months through 24 months	20,734	38,291	59,025	0.72%
Due in over 24 months	34,115	60,285	94,400	0.77%
Total	$209,512	$440,063	$649,575	0.46%

PACWEST BANCORP AND SUBSIDIARIES

EARNINGS PER SHARE CALCULATIONS

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
	(In thousands, except per share data)
Basic Earnings Per Share:
Net earnings from continuing operations	$25,905	$3,447	$13,494
Less: earnings allocated to unvested restricted stock (1)	(500)	(280)	(326)
Net earnings from continuing operations allocated to common shares	25,405	3,167	13,168
Net earnings (loss) from discontinued operations allocated to common shares	(804)	(338)	—
Net earnings allocated to common shares	$24,601	$2,829	$13,168

Weighted-average basic shares and unvested restricted stock outstanding	45,799	46,069	37,391
Less: weighted-average unvested restricted stock outstanding	(1,148)	(1,743)	(1,594)
Weighted-average basic shares outstanding	44,651	44,326	35,797

Basic earnings per share:
Net earnings from continuing operations	$0.57	$0.07	$0.37
Net earnings from discontinued operations	(0.02)	(0.01)	—
Net earnings	$0.55	$0.06	$0.37

Diluted Earnings Per Share:
Net earnings from continuing operations allocated to common shares	$25,405	$3,167	$13,168
Net earnings (loss) from discontinued operations allocated to common shares	(804)	(338)	—
Net earnings allocated to common shares	$24,601	$2,829	$13,168

Weighted-average basic shares outstanding	44,651	44,326	35,797

Diluted earnings per share:
Net earnings from continuing operations	$0.57	$0.07	$0.37
Net earnings from discontinued operations	(0.02)	(0.01)	—
Net earnings	$0.55	$0.06	$0.37

(1)                                 Represents cash dividends paid to holders of unvested restricted stock, net of estimated forfeitures, plus undistributed earnings amounts available to holders of unvested restricted stock, if any.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

		Three Months Ended
Adjusted Earnings From Continuing		March 31,	December 31,	March 31,
Operations Before Income Taxes		2014	2013	2013
		(In thousands)
Earnings from continuing operations before income taxes		$40,481	$12,582	$21,213
Plus:	Provision (negative provision) for credit losses	(644)	(1,338)	3,137
	Accelerated vesting of restricted stock	—	12,420	—
	Non-covered OREO expense, net	(246)	25	313
	Covered OREO (income) expense, net	(1,615)	(594)	(813)
	Acquisition and integration costs	2,200	4,253	692
Less:	FDIC loss sharing expense, net	(11,430)	(10,593)	(3,137)
	Gain (loss) on sale of securities	4,752	(272)	409
	Gain on sale of owned office building	1,570	—	—
	Adjusted earnings from continuing operations before income taxes	$45,284	$38,213	$27,270

		Three Months Ended
		March 31,	December 31,	March 31,
Adjusted Efficiency Ratio		2014	2013	2013
		(Dollars in thousands)
Noninterest expense		$50,869	$66,088	$44,183
Less:	Accelerated vesting of restricted stock	—	12,420	—
	Non-covered OREO expense (income), net	(246)	25	313
	Covered OREO (income) expense, net	(1,615)	(594)	(813)
	Acquisition and integration costs	2,200	4,253	692
	Adjusted noninterest expense	$50,530	$49,984	$43,991

Net interest income		$86,015	$81,258	$65,693
Noninterest income (expense)		4,691	(3,926)	2,840
	Net revenues	90,706	77,332	68,533
Less:	FDIC loss sharing expense, net	(11,430)	(10,593)	(3,137)
	Gain (loss) on sale of securities	4,752	(272)	409
	Gain on sale of owned office building	1,570	—	—
	Adjusted net revenues	$95,814	$88,197	$71,261

Base efficiency ratio (1)		56.1%	85.5%	64.5%
Adjusted efficiency ratio (2)		52.7%	56.7%	61.7%

(1)  Noninterest expense divided by net revenues.

(2)  Adjusted noninterest expense divided by adjusted net revenues.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

Adjusted Allowance for Credit Losses to		March 31,	December 31,
Loans and Leases (Excludes PCI Loans)		2014	2013
		(Dollars in thousands)

Allowance for credit losses		$66,955	$67,816
Less:	Allowance related to acquired loans and leases	737	607
	Adjusted allowance for credit losses	$66,218	$67,209

Gross loans and leases		$3,828,569	$3,930,539
Less:	Carrying value of acquired Non-PCI loans and leases	1,001,248	1,060,172
	Adjusted loans and leases	$2,827,321	$2,870,367

	Allowance for credit losses to loans and leases (1)	1.75%	1.73%
	Adjusted allowance for credit losses to loans and leases (2)	2.34%	2.34%

(1) Allowance for credit losses divided by gross loans and leases.

(2) Adjusted allowance for credit losses divided by adjusted loans and leases.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

		Three Months Ended
		March 31,	December 31,	March 31,
Return on Average Tangible Equity		2014	2013	2013
		(Dollars in thousands)
PacWest Bancorp Consolidated:
Net earnings		$25,080	$3,109	$13,494

Average stockholders’ equity		$820,248	$818,935	$589,207
Less:	Average intangible assets	225,294	233,628	93,786
	Average tangible common equity	$594,954	$585,307	$495,421

	Annualized return on average equity (1)	12.40%	1.51%	9.29%
	Annualized return on average tangible equity (2)	17.10%	2.11%	11.05%

(1) Annualized net earnings divided by average stockholders’ equity.

(2) Annualized net earnings divided by average tangible common equity.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

		March 31,	December 31,
Tangible Common Equity Ratio		2014	2013
		(Dollars in thousands)
PacWest Bancorp Consolidated:
Stockholders’ equity		$833,702	$809,093
Less:	Intangible assets	224,627	225,991
	Tangible common equity	$609,075	$583,102

Total assets		$6,517,853	$6,533,363
Less:	Intangible assets	224,627	225,991
	Tangible assets	$6,293,226	$6,307,372

	Equity to assets ratio	12.79%	12.38%
	Tangible common equity ratio (1)	9.68%	9.24%

Book value per share		$18.21	$17.66
Tangible book value per share (2)		$13.31	$12.73
Shares outstanding		45,777,580	45,822,834

Pacific Western Bank:
Stockholders’ equity		$910,644	$911,200
Less:	Intangible assets	224,627	225,991
	Tangible common equity	$686,017	$685,209

Total assets		$6,507,288	$6,523,742
Less:	Intangible assets	224,627	225,991
	Tangible assets	$6,282,661	$6,297,751

	Equity to assets ratio	13.99%	13.97%
	Tangible common equity ratio (1)	10.92%	10.88%

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by shares outstanding.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021